Exhibit 4(d)
March 17, 2021

Company Order and Officers’ Certificate
2.70% Senior Notes, Series AA, due 2031

The Bank of New York Mellon Trust Company, N.A., as Trustee
2 North LaSalle Street
Chicago, Illinois 60602

Ladies and Gentlemen:

Pursuant to Article Two of the Indenture, dated as of January 1, 1998 (as it may be amended or supplemented, and as further supplemented by the Company Order and Officer’s Certificate dated March 11, 2021 establishing the 2.70% Senior Notes, Series AA, due 2031 (the “Indenture”)), from Appalachian Power Company (the “Company”) to The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”), and the Board Resolutions dated October 28, 2019, copies of which certified by the Secretary or an Assistant Secretary of the Company are being delivered herewith under Section 2.01 of the Indenture:

1.    You are hereby requested to authenticate $100,000,000 additional aggregate principal amount of 2.70% Senior Notes, Series AA, due 2031 (the “Notes”) executed by the Company and delivered to you concurrently with this Company Order and Officers’ Certificate, in the manner provided by the Indenture.

4.    You are hereby requested to hold the Notes as custodian for DTC in accordance with the Blanket Issuer Letter of Representations dated June 24, 2004, from the Company to DTC.

5.    Concurrently with this Company Order and Officers’ Certificate, an Opinion of Counsel under Sections 2.04 and 13.06 of the Indenture is being delivered to you.

6.    The undersigned, Renee V. Hawkins and William E. Johnson, the Assistant Treasurer and Assistant Secretary, respectively, of the Company do hereby certify that:

(i)The form and terms of the Notes have been established in conformity with the provisions of the Indenture;

(ii)    We have read the relevant portions of the Indenture, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in this Company Order and Officers’ Certificate, and the definitions in the Indenture relating thereto;

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(iii)    We have read the Board Resolutions of the Company and the Opinion of Counsel referred to above;

(iv)    We have conferred with other officers of the Company, have examined such records of the Company and have made such other investigation as we deemed relevant for purposes of this certificate;

(v)    In our opinion, we have made such examination or investigation as is necessary to enable us to express an informed opinion as to whether or not such conditions have been complied with; and

(vi)    On the basis of the foregoing, we are of the opinion that all conditions precedent provided for in the Indenture relating to the action proposed to be taken by the Trustee as requested herein have been complied with.

Kindly acknowledge receipt of this Company Order and Officers’ Certificate, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning the copy of this document attached hereto.

Very truly yours,

APPALACHIAN POWER COMPANY

By:	/s/ Renee V. Hawkins
Renee V. Hawkins
Assistant Treasurer

And:	/s/ William E. Johnson
William E. Johnson
Assistant Secretary

Acknowledged by Trustee:

By:	/s/ Manjari Purkayastha
Authorized Signatory

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